FOR IMMEDIATE RELEASE

Contact:	Jerry W. Nix, Vice Chairman and CFO (770) 612-2048

GENUINE PARTS COMPANY
DECLARES REGULAR QUARTERLY DIVIDEND
AND ANNOUNCES OFFICER CHANGES

Atlanta, Georgia, August 20, 2007 — The Board of Directors of Genuine Parts Company
(NYSE: GPC) declared a regular quarterly cash dividend of thirty-six and one half cents ($.365) per share on the Company’s common stock.

The dividend is payable October 1, 2007 to shareholders of record September 7, 2007.

Genuine Parts Company also announced two new corporate officers. On August 20, 2007, the Board of Directors elected Paul D. Donahue, age 50, to the position of Executive Vice President. Previously, Mr. Donahue served as President and Chief Operating Officer of the Company’s office products subsidiary, S.P. Richards. In his new role, Mr. Donahue will have responsibility for several of the Company‘s business units and sales initiatives.

In addition, the Board of Directors elected Charles A. Chesnutt, age 48, to the position of Senior Vice President – Technology and Process Improvement. Prior to this election, Mr. Chesnutt served as the Chief Financial Officer of EIS, the Company’s electrical distribution subsidiary. As Senior Vice President at GPC, Mr. Chesnutt will lead the corporate wide information technology and telecommunications efforts, as well as process improvement initiatives across the Company.

Tom Gallagher, Chairman, President and Chief Executive Officer of Genuine Parts Company, stated, “Both Paul and Charlie have made a major impact in their respective leadership roles at S.P. Richards and EIS. The addition of these two talented business executives to the Headquarters’ team will serve the Company very well and we look forward to their future contributions.”

About Genuine Parts Company

Genuine Parts Company is a distributor of automotive replacement parts in the U.S., Canada and Mexico. The Company also distributes industrial replacement parts in the U.S. and Canada through its Motion Industries subsidiary. S. P. Richards Company, the Office Products Group, distributes business products nationwide in the U.S. and in Canada. The Electrical/Electronic Group, EIS, Inc., distributes electrical and electronic components throughout the U.S., Canada and Mexico. Genuine Parts Company had 2006 revenues of $10.5 billion.